Exhibit 10.2

EXECUTION VERSION

THE ONE GROUP HOSPITALITY, INC.

411 West 14th Street, 2nd Floor

New York, New York 10014

Argyle Street Management Limited

Unit 601-2, 6th Floor

St. George’s Building

2 Ice House Street,

Central,

Hong Kong

Re:       Side Letter Regarding Designee to Board of Directors

Ladies and Gentlemen:

This letter will confirm our agreement in connection with the purchase by certain entities managed by Argyle Street Management Limited (“ASM”) of one million (1,000,000) shares of Common Stock and accompanying warrants of The One Group Hospitality, Inc. (the “Company”) under the Securities Purchase Agreement (the “Agreement”) dated as of November 15, 2017, by and among the Company and the purchasers named therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the foregoing and the mutual premises hereinafter set forth, ASM and the Company agree as follows:

I.	Agreements Regarding Designee to Board of Directors

a.	Immediately upon consummation of the Closing and for so long as ASM and its affiliates beneficially own at least 750,000 shares of Common Stock, ASM shall have the right to designate one member to the Board of Directors, who shall initially be Mr. Kin Chan (the “ASM Designee”).

b.	If necessary, the Board of Directors shall increase the current size of the Board of Directors by one member in order to accommodate the ASM designee, and shall fill the vacancy created by such increase by appointing the ASM designee to the Board of Directors, such appointment being subject to, and to become effective upon, consummation of the Closing and consent from the ASM designee.

c.	The Company shall enter into a standard indemnification agreement with the ASM Designee, a form of which is attached hereto as Exhibit A.

II.	Miscellaneous

a.	Governing Law. This letter shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles.

b.	Counterparts. This letter may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

c.	Successors and Assigns. All of the terms and provisions of this letter shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees. Neither party shall assign this letter or its rights or obligations hereunder without the prior written consent of the other party and any such assignment that is made without such consent shall be void and of no force and effect.

d.	Entire Agreement. This letter constitutes the entire agreement between ASM and the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings and communications, oral or written, between or among such parties regarding the subject matter hereof.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this letter as of the date first set forth above.

Very truly yours,

THE ONE GROUP HOSPITALITY, INC.

By:
Its:

AGREED AND ACCEPTED BY:

ARGYLE STREET MANAGEMENT LIMITED

By:
Its:

[Signature page to side letter.]

EXHIBIT A

Form of Indemnification Agreement